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                                                                       Exhibit 7


                                 AMENDMENT TO
                             EMPLOYMENT AGREEMENT


                  FIRST AMENDMENT dated as of November 9, 1998 to Employment Agreement, dated as of August 1, 1996, between Consolidated Cigar Corporation (the "Company") and Theo W. Folz (the "Executive").

                  WHEREAS, the parties entered into an Employment Agreement dated as of August 1, 1996 (the "Employment Agreement"); and

                  WHEREAS, the parties wish to make certain amendments to the Employment Agreement.

                  NOW THEREFORE, the parties agree as follows:

                  1. Section 3 is hereby amended by deleting it in its entirety and inserting in lieu thereof:

                  3.  Term of Employment; Certain Post-Term Benefits.
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                  1.1 The Term. The term of the Executive's employment under
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this Agreement (the "Term") shall commence on August 1, 1996 and shall end on
December 31, 2001 or such later date to which the Term is extended pursuant to
Section 3.2.

                  1.2 End-of-Term Provisions. At any time on or after December
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31, 2000 the Company shall have the right to give written notice of non-renewal of the Term. In the event the Company gives such notice of non-renewal, the Term automatically shall be extended so that it ends twelve months after the last day of the month in which the Company gives such notice. From and after January 1, 2002, unless and until the Company gives written notice of non-renewal as provided in this Section 3.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by the Company, the Term automatically shall be extended so that it ends twelve months after the last day of the month in which the Company gives such notice.

                  1.3 Special Curtailment. The Term shall end earlier than the
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original December 31, 2001 termination date provided in Section 3.1 or any extended termination date provided in Section 3.2, in either case if sooner terminated pursuant to Section 5. Non-extension of the Term shall not be deemed to be a wrongful termination of the Term or this Agreement by the Company pursuant to Section 5.4.
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                  2. The parties agree that except as expressly amended hereby, the Agreement as amended hereby shall be in full force and effect.

           IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                      CONSOLIDATED CIGAR CORPORATION



                                      By:
                                         -------------------------------------
                                         Howard Gittis
                                         Vice Chairman




                                         -------------------------------------
                                         Theo W. Folz

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